CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Funds Trust

We consent to the use of our report dated February 25, 2021, with respect to the financial statements of Wells Fargo Managed Account CoreBuilder Shares – Series M, one of the funds comprising Wells Fargo Funds Trust, as of December 31, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 26, 2021